Exhibit 99.1

News Release

Northrop Grumman contacts:

Tim Paynter (Media)

703-280-2720

Steve Movius (Investors)

703-280-4575

Orbital ATK contact:

Barron Beneski (Media & Investors)

703-406-5528

Northrop Grumman to Acquire Orbital ATK for $9.2 Billion

•                  Combination enhances capabilities, innovation and competition for customers

•                  Meaningful shareholder value creation opportunity driven by strategic fit, revenue synergies from new opportunities, and cost savings

•                  Expected to be accretive to EPS and FCF per share in first full year; estimated annual cost savings of $150 million by 2020

•                  Strong combined cash flow generation supports financial flexibility and continued execution of capital deployment strategy

•                  Conference call scheduled for Monday, September 18, at 8:30 a.m. Eastern Time

FALLS CHURCH and DULLES, Va. — Sept. 18, 2017 — Northrop Grumman Corporation (NYSE: NOC), a leading global security company, and Orbital ATK, Inc. (NYSE: OA), a global leader in aerospace and defense technologies, today announced they have entered into a definitive agreement under which Northrop Grumman will acquire Orbital ATK for approximately $7.8 billion in cash, plus the assumption of $1.4 billion in net debt. Orbital ATK shareholders will receive all-cash consideration of $134.50 per share. The agreement has been approved unanimously by the Boards of Directors of both companies. The transaction is expected to close in the first half of 2018 and is subject to customary closing conditions, including regulatory and Orbital ATK shareholder approval.

“The acquisition of Orbital ATK is an exciting strategic step as we continue to invest for profitable growth. Through our combination, customers will benefit from expanded capabilities, accelerated innovation and greater competition in critical global security domains. Our complementary portfolios and technology-focused cultures will yield significant value creation through revenue synergies associated with new opportunities, cost savings, operational synergies, and enhanced growth. We look forward to welcoming Orbital ATK’s talented employees to Northrop Grumman, and believe our combined strength will benefit our customers and shareholders,” said Wes Bush, chairman, chief executive officer and president of Northrop Grumman.

“We are very pleased to announce this agreement with Northrop Grumman. It reflects the tremendous value Orbital ATK has generated for our customers, shareholders and employees.  The unique alignment in culture and mission offered by this transaction will allow us to maintain strong operational performance on existing programs while we pursue new opportunities that require the enhanced technical and financial resources of a larger organization. Our employees will also benefit from greater development and career opportunities as members of a larger, more diverse aerospace and defense enterprise. We will remain focused on operational excellence and execution during and after the transition into Northrop Grumman,” said David Thompson, president and chief executive officer of Orbital ATK.

Upon completion of the acquisition, Northrop Grumman plans to establish Orbital ATK as a new, fourth business sector to ensure a strong focus on operating performance and a smooth transition into Northrop Grumman. On a pro forma 2017 basis, Northrop Grumman expects to have sales in the range of $29.5 to $30 billion based on current guidance. Northrop Grumman expects the transaction to be accretive to earnings per share and free cash flow per share in the first full year after the transaction closes, and to generate estimated annual pre-tax cost savings of $150 million by 2020.

Northrop Grumman has received fully committed debt financing and expects to put in place permanent financing prior to closing. Northrop Grumman remains committed to maintaining a solid investment grade credit rating and will use its strong cash flow to support debt reduction, while continuing to pay a competitive dividend and repurchase shares.

Perella Weinberg Partners LP is acting as exclusive financial advisor to Northrop Grumman and Cravath, Swaine & Moore LLP is acting as legal counsel. Citigroup is acting as exclusive financial advisor to Orbital ATK and Hogan Lovells US LLP is acting as legal counsel.

Northrop Grumman will hold a conference call to discuss the transaction beginning at 8:30 a.m. Eastern Time on Monday, Sept. 18. Participants should call (877) 600-7013 at least 15 minutes prior to the scheduled start. A link to the webcast and an investor presentation can be found on the Investor Relations pages of Northrop Grumman and Orbital ATK websites at http://investor.northropgrumman.com and  www.orbitalatk.com/investors.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, strike, and logistics and modernization to customers worldwide.

Orbital ATK is a global leader in aerospace and defense technologies.  The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier.  Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. For more information, visit www.orbitalatk.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain statements, other than statements of historical fact that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “anticipate,” “trends,” “goals” and similar expressions generally identify these forward-looking statements. Forward-looking statements include, among other things, statements relating to Northrop Grumman’s future financial condition, results of operations and/or cash flows, expected benefits of the proposed acquisition, the timing of the proposed acquisition and financing the proposed acquisition. Forward-looking statements are based upon assumptions, expectations, plans and projections that Northrop Grumman and Orbital ATK believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to: those discussed in this communication, those identified under “Risk Factors” and other important factors disclosed in Northrop Grumman’s Annual Report on Form 10-K and from time to time in Northrop Grumman’s other filings with the SEC; the possibility that Orbital ATK stockholders may not approve the proposed acquisition; the possibility that the closing conditions of the proposed acquisition may not be satisfied; the possibility that regulatory approvals required for the proposed acquisition may not be obtained on acceptable terms, on the anticipated schedule, or at all; the possibility that long-term financing for the proposed acquisition may not be available on favorable terms, or at all; the risk that closing of the proposed acquisition may not occur or may be delayed, either as a result of litigation or otherwise; the occurrence of an event that could give rise to termination of the proposed acquisition; the risk that stockholder litigation in connection with the proposed acquisition may affect the timing or occurrence of the proposed acquisition or result in significant costs of defense, indemnification and liability; the possibility that anticipated benefits of the proposed acquisition may not be realized or may take longer to realize than expected; the possibility that costs related to Northrop Grumman’s integration of Orbital ATK’s operations may be greater than expected and/or that revenues following the proposed acquisition may be lower than expected; the effect of the transaction on the ability of Northrop Grumman and Orbital ATK to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, including the U.S. Government; responses from customers and competitors to the proposed acquisition; the possibility that Northrop Grumman’s business or Orbital ATK’s business may be disrupted due to transaction-related uncertainty; the risk that the proposed acquisition may distract Northrop Grumman’s management from other important matters; the impact of legislative, regulatory and competitive changes; results from the proposed acquisition different than those anticipated; and the other risks and uncertainties detailed in Orbital ATK’s filings, including its Annual Report on Form 10-K, with the SEC.

You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the forward-looking statements including the accuracy thereof.  Forward-looking statements are based on information, plans and estimates as of the date they are made and there may be other factors that may cause actual results to differ materially from these forward-looking statements.  Neither Northrop Grumman nor Orbital ATK undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Orbital ATK by Northrop Grumman.  In connection with the proposed acquisition, Orbital ATK intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. Following the filing of a definitive proxy statement with the SEC, Orbital ATK will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed acquisition.  Stockholders of Orbital ATK are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents Orbital ATK will file with the SEC in connection with the proposed acquisition when such documents become available, including Orbital ATK’s definitive proxy statement, because they will contain important information about the proposed acquisition.  Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, and from Orbital ATK by going to its investor relations web site at www.orbitalatk.com/investors.  Such documents are not currently available.

Participants in Solicitation

Northrop Grumman and its directors and executive officers, and Orbital ATK and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Orbital ATK shares of common stock in respect of the proposed acquisition.  Information about the directors and executive officers of Northrop Grumman is set forth in the proxy statement for Northrop Grumman’s 2017 Annual Meeting of Shareholders, which was filed with the SEC on March 31, 2017.  Information about the directors and executive officers of Orbital ATK is set forth in the proxy statement for Orbital ATK’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on June 23, 2017.  Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed acquisition, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed acquisition.

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